EXHIBIT 2(D)

Amendment dated November 4, 1996

Article II, Section 1, of the Trust's By-Laws be amended to read:

     Section 1. Principal Office. Until changed by the Trustees, the principal office of the Trust shall be 60 State Street, Suite 1300, Boston, MA 02109.